SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  April 19, 1994

________________________ADVANTA Corp.____________________________
   (Exact name of registrant as specified in its charter)




_______Delaware__________  _____0-14120________  ______23-1462070__
(State or other jurisdic-  (Commission File      (IRS Employer Identi-
 tion of incorporation)     Number)               fication No.)



Brandywine Corporate Center, 650 Naamans Road, Claymont, Delaware
          (Address of principal executive offices)

                            19703
                         (Zip Code)


Registrant's telephone number, including area code:  (302) 791-4400

Item 5.  Other Events.

     On April 19, 1994 Advanta Corp. announced record quarterly earnings for the first quarter 1994 with net income of $24.9 million and earnings per share of $.61, increases of 54% and 36%, respectively, over the $16.1 million and $.45 per share results for the first quarter 1993. Earnings for the fourth quarter 1993 totalled $23.0 million or $.56 per share. From March 1993, the Company's portfolio of managed receivables increased by $1.6 billion or 44% to $5.4 billion at March 31, 1994. First quarter 1994 earnings per share incorporate a 14% increase in the average number of common shares outstanding versus the first quarter 1993. Earnings per share for all periods reflect the October 15, 1993 three-for-two stock split.

Highlights for the first quarter include the following items:

     Average managed credit card receivables posted a 51% increase compared to a year ago.

     The managed credit card 30+ day delinquency rate fell to 2.3%, from 2.4% in the fourth quarter 1993 and 3.5% in the first quarter last year. This rate is the Company's lowest level in over 4 years.

     The charge-off rate on managed credit cards declined to 2.7%, compared to 2.9% for the fourth quarter of 1993 and 4.1% a year ago.

     The Company added over 225,000 new credit card accounts during the quarter compared to 125,000 in the first quarter of 1993.

     Return on equity remained healthy at 27.8% for the quarter.

     The managed net interest margin for the quarter fell to 7.38% from 7.64% in the fourth quarter, and 7.74% in the comparable period of 1993 due to introductory pricing on credit cards.

     The operating expense ratio for the quarter fell 27 basis points from the fourth quarter to 3.68%, and was down from 4.33% the same quarter last year.

Item 7.  Financial Statements and Exhibits.

(c)  Exhibits.

     The following exhibit is filed as part of this Report on Form 8-K:

          99   Selected summary financial data.

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ADVANTA Corp.


Date:  April 19, 1994            By:  /s/ Gene S. Schneyer
                                      Gene S. Schneyer, Vice
                                      President and Secretary

                        EXHIBIT INDEX


Exhibit No.                       Description

99                                Selected summary
                                  financial data.

                  ADVANTA AND SUBSIDIARIES
                    FINANCIAL HIGHLIGHTS
         (Dollars in millions except per share data)


                              Three Months Ended    % Change
                                 March 31,          1994 versus
                              1994         1993        1993
.
OPERATING RESULTS

Net Revenues                  $94.3       $72.8        30%

Provision for Losses          $ 6.8       $ 7.2        (5%)

Operating Expenses            $48.4       $40.0        21%

Net Income                    $24.9       $16.1        54%

Earnings Per Common Share(1)  $ .61       $ .45        36%

     Average Shares            40.9        35.8        14%

Return on Equity              27.77%      34.85%      (20%)

Managed Net Interest Margin    7.38%       7.74%       (5%)

(1) Per share amounts have been adjusted to reflect the three-for-two stock split effective October 15, 1993.

                      -more-

                  ADVANTA AND SUBSIDIARIES
                    FINANCIAL HIGHLIGHTS
          (Dollars in millions except per share data)
                                                              % Change
                                                              March,1994
                        March 31,  December 31,   March 31,     versus
                          1994       1993           1993      March 1993

FINANCIAL CONDITION

Gross Receivables
     - Owned             $1,405      $1,277       $  966         45%
     - Managed           $5,411      $5,246       $3,764         44%

Total Assets
     - Owned             $2,325      $2,140       $1,837         27%
     - Managed           $6,331      $6,109       $4,635         37%

Deposits                 $1,144      $1,255       $1,149         --%

Stockholders' Equity     $  364      $  343       $  268         36%

Book Value Per
    Common Share(1)      $ 9.32      $ 8.82       $ 7.15         30%

Equity/Owned Assets       15.67%      16.01%       14.60%         7%

CREDIT QUALITY

Reserves as a % of
 Impaired Assets
   Owned Credit Cards     185.9%      183.7%       190.8%        (3%)
   Owned Mortgages         30.9%       38.2%        31.2%        (1%)
   Owned Receivables      119.7%      138.6%       148.5%       (19%)

Net Charge-off Rate
   Managed Credit Cards     2.7%        2.9%         4.1%       (34%)
   Managed Mortgages        1.7%        2.2%         0.9%        89%
   Managed Receivables      2.5%        2.7%         3.2%       (22%)

30+ Day Delinquency Rate
   Managed Credit Cards     2.3%        2.4%         3.5%       (34%)
   Managed Mortgages        5.9%        6.6%         7.2%       (18%)
   Managed Receivables      3.3%        3.6%         4.7%       (30%)

(1) Per share amounts reflect the three-for-two stock split effective October 15, 1993